EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Barb Remley
Chief Financial Officer
MakeMusic! Inc.
(952)906-3640
bremley@makemusic.com

MAKEMUSIC! INC. ANNOUNCES
SECOND QUARTER RESULTS

SmartMusic® subscriptions exceed 11,000

     Minneapolis, MN, August 12, 2003 — MakeMusic!® Inc. (NASDAQ: MMUS) today reported results for the second quarter ended June 30, 2003. Highlights for the quarter included a 23% increase in the total number of SmartMusic® subscriptions during the period and a net loss that is 21% lower than the same period one year ago.

     Revenues for the second quarter of fiscal 2003 were $1,378,000, a 3% decrease compared with $1,417,000 for the second quarter of fiscal 2002. The decrease in revenues compared to the prior year occurred primarily because the 2004 upgrade of the Company’s Finale® product has not yet been released; the 2003 upgrade for Windows® was released June 2002. Finale 2004 for Windows is currently scheduled to be released August 2003 (see www.finalemusic.com). The decrease in sales has been minimized due to increased upgrade campaigns to the successful Finale 2003 product. Based on similar lengths of time in the market, Finale 2003 is leading both Finale 2002 and the previously best-selling Finale 2001. This overall positive life cycle result was achieved despite the fact that Finale Macintosh sales were negatively impacted because the most recent version of Finale is not yet compatible with the Macintosh® OS X operating system and a portion of Finale’s user base uses this Macintosh operating system. The next Finale Macintosh upgrade release, scheduled for October 2003, will run on a Macintosh OS X platform.

     Net losses for the second quarter of 2003 were $1,464,000, or $0.44 per share, versus losses of $1,848,000, equal to $0.80 per share, in the same quarter of 2002. The decrease in net loss is due primarily to operating expense savings from the closing of France operations and consolidation of those operations into the Minneapolis facility.

     The overall decrease in notation software sales was partly offset by an increase in sales relating to SmartMusic subscription services, launched in November 2001 for schools and June 2002 for home users. Subscription service revenues are accounted for over the period of the subscription. As of June 30, 2003, over 1,760 schools were subscribing to the SmartMusic service with over 4,800 subscriptions. This is a net increase of approximately 160 schools and 500 subscriptions since March 31, 2003. These schools’ subscriptions correspond to recurring annual subscription revenue of $166,000 to be recognized over the subscription period. As of June 30, 2003, the Company had over 1,070 regular home subscribers, approximately 220 more than at March 31, 2003. The Company’s school-sponsored home subscription program, introduced in late October 2002, had more than 160 schools participating for a total of more than 5,400 school-sponsored home subscriptions, an average of 33 per school, generating annual recurring revenue of $101,000 as of June 30, 2003. This is an increase of approximately 40 schools which participated in the school-sponsored home subscription program, and 1,300 school-sponsored home subscriptions since March 31, 2003. The total number of SmartMusic subscriptions as of June 30, 2003 was more than 11,300, generating an annual run rate (total revenue to be earned on subscriptions over a twelve-month period) of $374,000 in revenue, which represents an 11% increase over the annual run rate as of March 31, 2003, and a 58% increase over the run rate as of December 31, 2002. SmartMusic subscription revenues of $88,000 were recognized in the quarter, an increase of 29% over the previous quarter.

     For the second quarter 2003, gross margin of $1,056,000 was $3,000, or 0.3%, higher than the same quarter a year earlier. Even though revenues decreased, gross margin dollars increased slightly because of a sales mix that included a higher percentage of SmartMusic subscription sales than in the same period one year ago.

     Operating expenses were $2,438,000, a decrease of $461,000, or 16%, from the second quarter 2002. The reduction in operating expenses is primarily due to the Company restructuring its French operations in the fourth quarter of 2002 by reducing and moving the SmartMusic website and administrative functions to its Minneapolis location.

     Net cash used in operating activities was $1,977,000, a $178,000 increase over the second quarter 2002. The increased cash usage is primarily related to working capital timing items in comparison to the same prior-year period. Cash usage is typically highest in the first and second quarters, with the third quarter using the least cash or producing positive cash flow. These fluctuations are created by the Finale notation product release cycle and the cyclical impact of sales to schools as a result of the school year calendar. The Company has continued to experience operating losses and a resulting reduction in cash resources. Subsequent to the end of the second quarter, the later Finale release will consume cash resources and, as a precautionary measure, the Company has obtained access to a short-term loan to borrow up to $1,000,000 with a maturity date of December 15, 2003, interest expense to be paid in warrants at an exercise price of $2.30 per share and an expiration date of March 31, 2005; the number of warrants to be issued will be calculated based on a Black-Scholes valuation as of September 1, 2003. Depending on the results of the new Finale upgrade releases currently scheduled for the third quarter and October, for Windows and Macintosh respectively, and the results of SmartMusic sales during the back-to-school season, the Company may require additional short term financing in 2004.

     “Although the timing of the release of Finale 2004 requires access to short-term financing, we continue to expect that this release will result in renewed Finale revenue growth,” stated Sean Lafleur, chairman and chief executive officer. “Continuing its tradition of innovative problem-solving for music makers, Finale 2004 will offer enhanced musical features and greater ease of use and, in addition, after a considerable investment, will support the Macintosh OS X operating system.”

     Lafleur continued, “SmartMusic subscriptions grew during the second quarter, although this is not typically a growth quarter for educational sales, and we expect that SmartMusic subscriptions and revenues will continue to grow throughout 2003 as schools subscribe and sponsor students for their use at home. We believe that we remain on a path to achieving positive operating cash flows in 2004 on an annual basis through the combined growth of Finale and SmartMusic.”

About MakeMusic! Inc.

     MakeMusic!™ Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.

Cautionary Statements

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release generally relate to our growth strategy, projections, estimates and expectations, release of annual Finale upgrades, the future potential of SmartMusic and the sufficiency of capital to fulfill future needs. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include, but are not limited to, the market acceptance of our products; our dependence on releasing annual Finale upgrades; the intense competition we face; the rapid technological changes and obsolescence in our industry; our expected continuing operating losses; other general business and economic conditions; and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

Financial table follows

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MakeMusic! Inc.

Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars)

	June 30,	December 31,
	2003	2002

	(unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$1,498	$1,469
Cash-restricted	—	390
Accounts receivable, net	321	400
Inventories	300	324
Value added tax receivable	93	58
Prepaid expenses and other current assets	137	185

Total current assets	2,349	2,826
Property and equipment, net	327	528
Goodwill, net	3,630	3,630
Capitalized software products	689	732
Intangible assets, net	2,208	2,719
Other non-current assets	167	157

Total assets	$9,370	$10,592

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$272	$651
Accrued expenses and other current liabilities	1,040	1,303
Revolving note payable	111	89
Convertible loans	—	419
Current portion of long-term debt and capital leases obligations	632	437
Reserve for product returns	345	219
Deposits	—	390
Deferred revenue	368	178

Total current liabilities	2,768	3,686
Long-term debt and capital lease obligations, net of current portion	23	151
Shareholders’ equity:
Common stock	34	22
Additional Paid-in Capital	61,523	58,278
Accumulated deficit	(54,463)	(50,877)
Accumulated other comprehensive income	—	(73)
Deferred compensation	(515)	(595)

Total shareholders’ equity	6,579	6,755

Total liabilities and shareholders’ equity	$9,370	$10,592

NOTE: The Balance Sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not reflect all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

MakeMusic! Inc.

Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

NET REVENUE	$1,378	$1,417	$3,035	$3,358
COST OF REVENUES	322	364	704	728

GROSS PROFIT	1,056	1,053	2,331	2,630
OPERATING EXPENSES:
Website development expenses	141	257	209	536
Content and product development expenses	535	597	1,091	1,145
Selling and marketing expenses	782	941	1,823	1,925
General and administrative expenses	980	1,104	1,984	2,308

Total operating expenses	2,438	2,899	5,107	5,914

LOSS FROM OPERATIONS	(1,382)	(1,846)	(2,776)	(3,284)
Interest income/(expense), net	(6)	2	(731)	13
Other income/(expense), net	(76)	(4)	(77)	(4)

Net loss before income tax	(1,464)	(1,848)	(3,584)	(3,275)
Income Tax	—	—	(2)	(2)

Net loss before cumulative effect of accounting change	(1,464)	(1,848)	(3,586)	(3,277)

Cumulative effect of change in accounting principle (FAS 142)	—	—	—	(11,500)

Net loss before income tax	$(1,464)	$(1,848)	$(3,586)	$(14,777)

Basic and diluted loss per common share	$(0.44)	$(0.80)	$(1.18)	$(6.38)
Weighted average common shares outstanding	3,356,330	2,316,846	3,042,016	2,316,846